SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act 1934

Date of Report (Date of earliest event reported): September 21, 2012

SINO CLEAN ENERGY INC.

(Exact name of registrant as specified in charter)

Nevada

(State or other jurisdiction of incorporation)

001-34773	75-2882833
(Commission File Number)	(IRS Employer Identification No.)

Room 1502, Building D, Wangzuo International City Building No. 1 Tangyan Road, Gaoxin District Xi'an, Shaanxi Province, People's Republic of China	N/A
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(86-29) 8209-1099

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 21, 2012, Sino Clean Energy, Inc. (the “Company”), received a letter from The Nasdaq Stock Market (“Nasdaq”) indicating that the Nasdaq Hearings Panel has determined to deny the Company’s appeal for continued listing on Nasdaq, and that trading of the Company’s shares will be suspended effective at the open of business on September 25, 2012. The Nasdaq Hearings Panel agreed with the Nasdaq Staff’s determination that continued listing should be denied based on Nasdaq’s broad discretionary authority contained in Nasdaq Listing Rule 5101.

The Company is considering at this time whether it will request that the Nasdaq Listing and Hearings Council review the decision of the Nasdaq Hearing Panel.

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Interim Review.

On September 24, 2012, Weinberg & Company, P.A. (“Weinberg”), the Company’s independent auditors, notified the Company and its Audit Committee Chairman that they have withdrawn their audit report, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (the “Form 10-K”), and that disclosure should be made to prevent future reliance on Weinberg’s audit report in the Form 10-K. In addition, the Company and the Audit Committee have determined that the financial statements included in the Quarterly Report on Form 10-Q for the period ended March 31, 2012 (the “Quarterly Report”) should no longer be relied upon, as they may be subject to revision as well.

As previously disclosed, in August 2010, the Company entered into an agreement with Yongchang Paper Industry Co. Ltd. (“Yongchang”), to purchase approximately 5 acres of land and a production factory (the “Dongguan Factory”), for a total purchase price of approximately $5,550,000 (RMB 37,200,000). Yongchang has a factory located in the same industrial park as the Dongguan Factory. Pursuant to the terms of the agreement, Yongchang was supposed to transfer to the Company the land use right certificate for the land on which the Dongguan Factory is located, which entitles the holder to use the land and gain the title to the buildings located upon such land. However, Yongchang never completed such transfers. In January 2012, Yongchang’s facilities were sealed by local authorities in connection with complaints that were filed against Mr. Hu Baoming, owner of Yongchang, in local court by Yongchang creditors. On May 18, 2012 because legal title to the land use right certificate for the Dongguan Factory and other assets were still directly or indirectly in the name of Yongchang and associates of Mr. Hu Baoming, who were named as defendants by the creditors, the local court also issued an order to seal the Dongguan Factory containing machinery and equipment and froze all of the Dongguan Factory’s assets, including its bank accounts, despite the Company’s full and separate contractual right to the land and facility and its de facto ownership of the Dongguan Factory’s day-to-day operations.

The Company is in the process of appealing the court order and intends to defend its contractual rights vigorously and to the fullest extent under law of the People’s Republic of China (“PRC”). However, at this time, the Company is awaiting receipt of a legal opinion from PRC legal counsel with respect to the status of its legal ownership of the Dongguan Factory’s assets. Upon delivery of such an opinion, the Company and the Audit Committee will discuss the conclusion reached by PRC legal counsel with Weinberg and will make a determination as to whether the Form 10-K and Quarterly Report need to be amended, or if the audit report contained in the Form 10-K may be relied upon. Any such determination to amend the prior periodic reports will require the Company to make an estimate of losses, if any, in connection with the impairment of fixed assets, equipment and land use rights, that may result from the closure of the Dongguan Factory. Weinberg expects to (1) reissue an audit report on the financial statements when they are able to audit the Company’s estimate of losses and any additional disclosures required for the financial statements, if any, to be included in an Annual Report on Form 10-K/A for the year ended December 31, 2011, and (2) to complete the review of a Quarterly Report on Form 10-Q/A for the period ended March 31, 2012 immediately thereafter, if determined to be necessary.

The Company provided Weinberg with a copy of this disclosure on September 27, 2012, providing Weinberg with the opportunity to furnish the Company with a letter addressed to the Securities and Exchange Commission (the “SEC”) stating whether the independent accountant agrees with the statements made by the Company in response to this Item 4.02. A copy of the letter, dated September 28, 2012, furnished by Weinberg in response to that request is filed as Exhibit 16.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

No.	Description
16.1	Letter of Weinberg & Company, P.A. to the SEC, dated September 28, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sino Clean Energy Inc.

By:	/s/ Baowen Ren
Name: Baowen Ren
Title: Chief Executive Officer

Dated: September 28, 2012

Exhibit Index

No.	Description
16.1	Letter of Weinberg & Company, P.A. to the SEC, dated September 28, 2012